Exhibit 10.2

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of                     , 2005, is entered into between Paladin Realty Income Properties, Inc., a Maryland corporation (the “Company”), Paladin Realty Income Properties, L.P. (the “Operating Partnership,” and collectively with the Company, the “Fund”), and Paladin Realty Advisors, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company has filed a registration statement with the Securities and Exchange Commission relating to its proposed offering of shares of its common stock, par value $.01 per share, to the public;

WHEREAS, the Company intends to qualify as a REIT (as defined below), and to invest, through the Operating Partnership, its funds in investments permitted by the terms of the Articles (as defined below) and Sections 856 through 860 of the Code (as defined below);

WHEREAS, the Fund desires to avail itself of the experience, sources of information, advice and assistance of, and certain facilities available to, the Advisor and to have the Advisor undertake the duties and responsibilities set forth herein on behalf of the Fund, subject to the supervision of the Board of Directors of the Company and the general partner of the Operating Partnership; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors and the general partner of the Operating Partnership, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” means any and all expenses incurred by the Company, the Advisor, the Operating Partnership, or any Affiliate thereof in connection with the selection or acquisition of any Real Estate Asset, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums, and other closing and miscellaneous expenses related to selection and acquisition of Real Estate Assets, whether or not acquired.

“Acquisition Fee” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including the Paladin Acquisition Fee (as defined in Section 8(a)) and any other fees or commissions paid by or to any Affiliate of the

Fund or the Advisor) in connection with the making or investing in mortgage loans or the purchase, development or construction of any property or other Real Estate Asset, including, without limitation, real estate commissions, Development Fees and Construction Fees (except as provided in the following sentence), selection fees, nonrecurring management fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be all Development Fees or Construction Fees paid to any Person or entity not affiliated with the Sponsor or Advisor in connection with the actual development and construction of any property or other Real Estate Asset.

“Advisor” means Paladin Realty Advisors, LLC, a Delaware corporation, any successor advisor to the Company, or any person or entity to which Paladin Realty Advisors, LLC or any successor advisor subcontracts substantially all of its functions.

“Affiliate” means, (A) any Person directly or indirectly owning, controlling, or holding, with power to vote, 10% or more of the outstanding voting securities of such other Person, (B) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with the power to vote, by such other Person, (C) any Person, directly or indirectly, controlling, controlled by, or under common control with such other Person, (D) any executive officer, director, trustee, general partner or manager of such other person, or (E) any legal entity for which such Person acts as an executive officer, director, trustee, general partner or manager.

“Appraised Value” means value according to an appraisal made by an Independent Expert.

“Articles” means the Articles of Amendment and Restatement of the Company dated as of                     , 2005, which comprise the articles of incorporation of the Company, as amended from time to time.

“Asset Management Fee” means the fee described in Section 8(b) hereof.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“Board” means the Board of Directors of the Company.

“Cause” means (i) any fraud, criminal conduct, willful misconduct or willful breach of fiduciary duty by the Advisor, (ii) any material breach of this Agreement by the Advisor not cured by the Advisor within fifteen (15) days of the Advisor’s receipt of notice of such breach from the Fund, or (iii) the bankruptcy of the Advisor.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means Paladin Realty Income Properties, Inc., a corporation organized under the laws of the State of Maryland.

“Competitive Real Estate Commission” means a real estate or brokerage commission paid for the purchase or sale of property which is reasonable, customary, and competitive in light of the size, type, and location of the Real Estate Asset.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation for a Real Estate Asset.

“Control” means, with respect to a Person, the possession (directly or indirectly) of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Contract Purchase Price” means the amount actually paid for a Real Estate Asset or allocated to the purchase, development, construction or improvement of a property, exclusive of Acquisition Fees and Acquisition Expenses.

“Dealer Manager” means Prospect Financial Advisors, LLC or such other Person or entity selected by the Board of Directors to act as the dealer manager for the offering of the Shares. Prospect Financial Advisors, LLC is a member of the National Association of Securities Dealers, Inc.

“Dealer Manager Fee” means the dealer manager fee paid to the Dealer Manager pursuant to that certain Dealer Manager Agreement, dated                     , 2005, among the Company, the Operating Partnership and Prospect Financial Advisors, LLC, or any similar fee paid to any other Dealer Manager in connection with an Offering.

“Development Fee” means a fee for the packaging of a Real Estate Asset, including the negotiation and approval of plans, and any undertaking to assist in obtaining zoning and necessary variances and financing for a specific property, either initially or at a later date.

“Director” means a member of the Board of Directors of the Company.

“Dividends” means any dividends or other distributions of money or other property by the Company to the Stockholders, including distributions that may constitute a return of capital for federal income tax purposes.

“8% Return” means, with respect to the Stockholders, an amount calculated like simple interest at the rate of eight percent (8%) per annum calculated on the varying daily balances of Invested Capital during the period to which the 8% Return relates, and determined on the basis of a 360-day year/30-day month, cumulative for the period for which such 8% Return is being determined.

“Fund” means the Company and the Operating Partnership, collectively.

“Good Reason” means (i) any failure by the Company or the Operating Partnership to obtain a satisfactory agreement from a successor entity to the Company or the Operating Partnership to assume and agree to perform the Fund’s obligations under this Agreement, or (ii) any material breach of this Agreement by the Fund not cured by the Fund within fifteen (15) days of the Fund’s receipt of notice of such breach from the Advisor.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company, without deduction for Selling Commissions, volume discounts, marketing support fees, due diligence expense reimbursement, fees paid to the Dealer Manager or other Organization and Offering Expenses. For the purposes of computing Gross Proceeds, the purchase price of any Share for which Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Share.

“Independent Director” means a Director who is not, and within the last two years has not been, directly or indirectly associated with the Advisor or Sponsor by virtue of (i) ownership of an interest in the Advisor, the Sponsor or any of their Affiliates, (ii) employment by the Advisor, the Sponsor or any of their Affiliates, (iii) service as an officer, trust manager or director of the Advisor, the Sponsor or any of their Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director, trust manager or trustee of more than three real estate investment trusts advised by the Advisor or organized by the Sponsor, or (vi) maintenance of a material business or professional relationship with the Advisor, the Sponsor or any of their Affiliates. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor or Sponsor and their Affiliates exceeds five percent of either the Director’s annual gross revenue, derived from all sources, during either of the last two years or the Director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the Advisor or Sponsor or any of their Affiliates or the Company.

“Independent Expert” means a Person or entity with no material current or prior business or personal relationship with the Advisor or any of the Directors that is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company.

“Invested Capital” means, with respect to the Stockholders, as of any relevant date, an amount equal to the excess of (i) the aggregate amount of cash contributed or deemed contributed by the Company to the Operating Partnership from the gross proceeds of the issuance by the Company of Shares to the Stockholders, over (ii) the sum of (A) the cumulative distributions of Net Sales Proceeds (as defined in the OP Partnership Agreement) made to the Company pursuant to Section 5.1(c) of the OP Partnership Agreement as of such date and distributed to the Stockholders, and (B) the cumulative amounts paid to the Stockholders to repurchase Shares under the Company’s share redemption plan as of such date.

“Joint Ventures” means the joint venture or general partnership arrangements in which the Company or the Operating Partnership is a co-venturer or partner that are established to acquire Real Estate Assets.

“Listing” means the listing of Shares on a national securities exchange or quotation of the Common Shares on the National Market System of the Nasdaq Stock Market.

“Listing Date” means the date on which a Listing occurs.

“Net Income” means for any period, the total revenues of the Fund applicable to such period, less the total expenses of the Fund applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, that Net Income for purposes of calculating total allowable Operating Expenses under Section 10 hereof shall exclude the gain from the sale of the Fund’s assets.

“Offering” means any public offering of Shares pursuant to a Prospectus that is registered with the Securities and Exchange Commission.

“Operating Expenses” means, for purposes of Section 10 hereof, all costs and expenses incurred by the Fund, the Advisor or any of their respective Affiliates, as determined under generally accepted accounting principles, which in any way are related to the operation of the Fund or to the Fund’s business, including advisory fees, but excluding (i) Organization and Offering Expenses, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) incentive fees payable to the Advisor, including the Subordinated Disposition Fee described in Section 8(c) hereof, (vi) the subordinated participation in net sales proceeds, distribution upon listing and distribution upon termination to be received by the Advisor pursuant to the OP Partnership Agreement, (vii) Acquisition Fees and Acquisition Expenses, and (viii) real estate commissions on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, mortgage loans, or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property).

“Operating Partnership” means Paladin Realty Income Properties, L.P., a Delaware limited partnership, and any successor thereof.

“OP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as the same may be amended from time to time.

“Organization and Offering Expenses” means any and all costs and expenses, other than Selling Commissions and any Dealer Manager Fee, incurred by the Advisor or any of its Affiliates, including the Sponsor, in connection with the formation, qualification and registration of the Company and the Operating Partnership and the marketing and distribution of the Shares, including, without limitation, the following: legal, accounting, underwriting, brokerage, listing, registration and escrow fees and expenses; printing, amending, supplementing, mailing and distributing costs; filing, registration, Listing and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including any payment or reimbursements to the Dealer Manager or other broker-dealers of expenses associated with the Offering and all other costs related to investor and broker-dealer sales meetings.

“Paladin Acquisition Fee” means the acquisition fee described in Section 8(a) hereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

“Prospectus” has the meaning set forth in Section 2(10) of the Securities Act of 1933, as amended (the “Securities Act”), including a preliminary Prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

“Real Estate Assets” means unimproved and improved real property and Real Estate Related Investments or any direct and indirect interest therein (including, without limitation, fee or leasehold interests, options, leases, partnership and joint venture interests, equity and debt securities of entities that own real property, first or second mortgages on real property, mezzanine loans directly or indirectly secured by real property, and other contractual rights in real estate).

“Real Estate Related Investments” means mortgage loans secured by, or preferred equity investments (as described in the description of Real Estate Related Investments in the Prospectus, as amended from time to time) in entities that own, real property (including first or second mortgages on real property and mezzanine loans directly or indirectly secured by real property).

“REIT” means a “real estate investment trust” as defined in Section 856 of the Code and applicable Treasury Regulations.

“Sale” means, with respect to any Real Estate Asset, any transaction or series of transactions whereby:

(a) the Fund directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any Real Estate Asset, including, without limitation, any event with respect to any Real Estate Asset that gives rise to a significant amount of insurance proceeds or condemnation awards; or

(b) any Joint Venture directly or indirectly sells, grants, transfers, conveys, or relinquishes its ownership of any Real Estate Asset, including any event with respect to any real property which gives rise to insurance proceeds or condemnation awards.

“Remaining Capital” means, with respect to the Stockholders, as of any relevant date, an amount equal to the excess of (i) the aggregate amount of cash contributed or deemed contributed by the Company to the Operating Partnership from the gross proceeds of the issuance by the Company of Shares to the Stockholders, over (ii) the cumulative amounts paid to the Stockholders to repurchase Shares under the Company’s share redemption plan as of such date.

“Securities” means the Shares or any other stock or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“Selling Commissions” means any and all commissions payable to underwriters, dealer managers, or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to the Dealer Manager.

“Shares” means the shares of the Company’s common stock, par value $.01 per share.

“Sponsor” means any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager of Company assets, and whose only compensation is as such. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by:

(i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;

(ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;

(iii) having a substantial number of relationships and contacts with the Company;

(iv) possessing significant rights to control Company properties;

(v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the Company’s industry; or

(vi) providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.

“Stockholders” means the holders of record of Shares maintained in the Company’s books and records.

“Termination Date” means the date of termination of this Agreement pursuant to Section 14 hereof.

2. Appointment. The Fund hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. Duties of the Advisor. The Advisor shall undertake to present to the Fund opportunities to invest in Real Estate Assets and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Fund as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Company’s Prospectus, dated as of                     , 2005 (and any supplements thereto), the Articles, the Bylaws of the Company and the OP Partnership Agreement, the Advisor shall, either directly or by engaging an Affiliate:

a. serve as the Fund’s investment advisor;

b. perform and supervise the various administrative functions reasonably necessary for the daily management of the Fund;

c. maintain and preserve the books and records of the Company and the Operating Partnership;

d. investigate, select, engage and conduct business with, on behalf of the Fund, such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to appraisers, consultants, accountants, contractors, leasing agents, correspondents, lenders, technical advisors, attorneys, real estate brokers, broker-dealers, underwriters, corporate fiduciaries, escrow agents, transfer agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property managers, mortgagors, mortgage brokers, real estate research firms and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the services described in this Section 3, including but not limited to entering into contracts in the name of the Company or the Operating Partnership with any of the foregoing;

e. consult with the officers of the Company and the Board and assist the Board in the formulation and implementation of the Company’s financial and investment policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Fund and in connection with any borrowings proposed to be undertaken by the Fund;

f. subject to the provisions of Section 4 hereof, (i) locate, analyze and select potential investments in Real Estate Assets for the Fund, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investments in Real Estate Assets will be made by the Fund; (iii) make investments in Real Estate Assets on behalf of the Fund in compliance with the investment objectives and policies of the Fund; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the Fund’s investments in, Real Estate Assets; (v) enter into leases and service contracts for Real Estate Assets; (vi) supervise property management, leasing, development and construction services provided by third parties for the Fund’s Real Estate Assets; and (vii) to the extent necessary, perform all other operational functions for the maintenance and administration of Real Estate Assets held by the Fund;

g. if and to the extent that the Advisor deems appropriate, negotiate on behalf of the Fund with banks or lenders for loans to be made to the Fund or with respect to its Real Estate Assets, and negotiate on behalf of the Fund with investment banking firms and broker-dealers or negotiate private sales of Partnership Units (as defined in the OP Partnership Agreement) or obtain loans for the Fund, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Fund;

h. provide the Fund with all necessary cash management services;

i. establish and maintain one or more bank accounts in its own name for the account of the Company and the Operating Partnership or in the name of the Company and the Operating Partnership, and collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, as applicable; provided that no funds shall be commingled with the funds of the Advisor; and provided further that the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and to the auditors of the Fund;

j. provide the Board with reports of the Advisor’s performance of services under this Agreement from time to time, or at any time reasonably requested by the Board;

k. obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of the Fund’s investments in Real Estate Assets;

l. provide the Board with periodic reports regarding prospective investments in Real Estate Assets;

m. deliver to or maintain on behalf of the Fund copies of all appraisals obtained in connection with the investments in Real Estate Assets;

n. to the extent that the approval of the Board or the Independent Directors is not otherwise required, notify the Board of all proposed material transactions before they are completed; and

o. do all other things reasonably necessary to assure its ability to render the services described in this Agreement.

4. Authority of Advisor.

a. Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 6 hereof), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Company and the Operating Partnership hereby delegate to the Advisor the authority to perform, on behalf of the Fund, the services described in Section 3 hereof.

b. The Advisor hereby acknowledges the authority of the Advisor under this Agreement is subject to the investment limitations described in Article X of the Articles and the approvals required for certain transactions between the Advisor or its Affiliates and the Company as set forth in Article XI of the Articles.

c. If any transaction requires approval by the Board or the Independent Directors under the Articles, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed transaction.

d. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 4 on behalf of the Company (including the Company in its capacity as general partner of the Operating Partnership).

5. Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Fund and by counsel, auditors and authorized agents of the Fund at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company and the Operating Partnership.

6. Limitations on Activities. Notwithstanding anything else in this Agreement to the contrary, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company (including federal and state securities laws), or (d) otherwise not be permitted by the Articles, the Bylaws of the Company or the OP Partnership Agreement; except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its directors, officers, members, managers and employees and the directors, officers, managers, stockholders, members, partners and employees of the Advisor’s Affiliates shall not be liable to the Company or the Operating Partnership for any act or omission by the Advisor, its directors, officers, members, managers, employees or Affiliates except as provided in Sections 15 and 16 of this Agreement.

7. Relationship with Directors. Directors, officers and employees of the Advisor or any Affiliate of the Advisor may serve as Directors and as officers of the Company; provided that, no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer of the Company other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board.

8. Fees.

a. Acquisition Fees and Expenses. Subject to the following sentence, the Fund shall pay to the Advisor, as compensation for services rendered by the Advisor in connection with the investigation, selection and acquisition (by purchase, investment or exchange) of Real Estate Assets, a fee (the “Paladin Acquisition Fee”) in an amount equal to 2.75% of (i) for any Real Estate Asset acquired by the Fund directly or indirectly other than a Real Estate Related Investment, the Contract Purchase Price of the underlying property, and (ii) for any Real Estate Related Investment acquired by the Fund directly or indirectly, the Appraised Value of the underlying property, in the case of this subsection (ii), not to exceed 5.5% of the funds advanced by the Fund for the purchase of the Real Estate Related Investment. The total of all Acquisition Fees (including the Paladin Acquisition Fee) and any Acquisition Expenses incurred by the Advisor and reimbursed by the Company in accordance with Section 9(a)(ii) hereof shall not exceed an amount equal to 6.0% of (i) for any Real Estate Asset acquired by the Fund directly or indirectly other than a Real Estate Related Investment, the Contract Purchase Price of the underlying property, and (ii) for any Real Estate Related Investment acquired by the Fund directly or indirectly, 6.0% of the amount of the underlying loan or investment in preferred equity securities. The Paladin Acquisition Fee payable with respect to the acquisition of any Real Estate Asset shall be paid to the Advisor by the Fund at the time of such acquisition. The Advisor may elect, in its sole discretion, to defer (without interest) payment of any Paladin Acquisition Fee by providing written notice of such deferral to the Fund.

b. Asset Management Fee. On the last day of each month, the Fund shall pay the Advisor an “Asset Management Fee” in an amount equal to one twelfth of 0.6% of (i) for any Real Estate Asset held by the Fund directly or indirectly as of the last day of the preceding month other than a Real Estate Related Investment, the Contract Purchase Price of the underlying property, and (ii) for any Real Estate Related Investment held by the Fund directly or indirectly as of the last day of the preceding month, the Appraised Value of the underlying property, in the case of this subsection (ii), not to exceed one twelfth of 1.2% of the funds advanced by the Fund for the purchase of the Real Estate

Related Investment. The Advisor may elect, in its sole discretion, to defer (without interest) payment of the Asset Management Fee in any month by providing written notice of such deferral to the Fund.

c. Subordinated Disposition Fee.

i. If the Advisor or one of its Affiliates provides a substantial amount of services (as determined by a majority of the Independent Directors) in connection with the Sale of one or more Real Estate Assets, the Fund shall pay to the Advisor or such Affiliate a “Subordinated Disposition Fee” equal to the lesser of (A) one-half of a Competitive Real Estate Commission, and (B) 3.0% of the proceeds of the Sale of such Real Estate Asset. The Subordinated Disposition Fee will be payable only if the following condition (the “Subordination Condition”) has been satisfied as of the date of payment (or, for purposes of Sections 8(c)(iii) and (iv),the Termination Date or the Listing Date, respectively): the Stockholders must have received Dividends in an amount equal to their Remaining Capital plus their 8.0% Return. To the extent that Subordinated Disposition Fees are not payable by the Fund at the time of the Sale of a Real Estate Asset because the Subordination Condition has not been satisfied, any unpaid fees will be paid at such time as the Subordination Condition has been satisfied. The Subordinated Disposition Fee may be paid in addition to real estate commissions paid to non-Affiliates in connection with any Sale of a Real Estate Asset; provided that the total real estate commissions paid to all Persons by the Fund shall not exceed an amount equal to the lesser of (X) 6.0% of the proceeds of the Sale of such Real Estate Asset, and (Y) the Competitive Real Estate Commission with respect to the Sale of such Real Estate Asset.

ii. The Advisor may elect, in its sole discretion, to defer (without interest) payment of any Subordinated Disposition Fee payable to the Advisor by providing written notice of such deferral to the Fund.

iii. Upon the termination of this Agreement, if any Subordinated Disposition Fees have accrued but not been paid to the Advisor or any of its Affiliates because the Subordination Condition has not been satisfied prior to the Termination Date, an appraisal of the Real Estate Assets then held by the Fund shall be made. For purposes of determining whether the Stockholders have received aggregate Dividends as of the Termination Date in an amount equal to their Remaining Capital plus their 8.0% Return, the Stockholders will be deemed to have received, in addition to any Dividends paid to the Stockholders prior to the Termination Date, Dividends as of the Termination Date in an amount equal to (A) the Appraised Value of the Real Estate Assets then owned by the Fund, less (B) the amount of any indebtedness owed by the Fund. If, based on the calculation set forth in this Section 8(c)(iii), the Subordination Condition has been satisfied as of the Termination Date, then the Fund shall pay promptly to the Advisor any accrued but unpaid Subordinated Disposition Fees.

iv. On the Listing Date, if any Subordinated Disposition Fees have accrued but not been paid to the Advisor or any of its Affiliates because the Subordination Condition has not been satisfied prior to the Listing Date, then for purposes of determining whether the Stockholders have received aggregate Dividends in an amount equal to their Remaining Capital plus their 8.0% Return, the Stockholders will be deemed to have received, in addition to any Dividends paid to the Stockholders prior to the Listing Date, Dividends as of the Listing Date in an amount equal to the product of (A) the total number of Shares outstanding as of the date of the Listing and (B) the average closing price of the Shares over a period of 30 days during which the stock is traded, with such period beginning 180 days after Listing. If, based on the calculation set forth in this Section 8(c)(iv), the Subordination Condition has been satisfied as of the Listing Date, then the Fund, promptly following the 30-day period described in this Section 8(c)(iv), shall pay to the Advisor any accrued but unpaid Subordinated Disposition Fees.

9. Expenses.

a. Subject to Section 10 hereof, in addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Fund shall pay directly or reimburse the Advisor and its Affiliates for all of the costs and expenses paid or incurred by the Advisor or such Affiliates that are in any way related to the operation of the Fund or to the Fund’s business, including, but not limited to:

i. the Organization and Offering Expenses; provided, however, that within 60 days after the end of the month in which an Offering terminates, the Advisor shall reimburse the Company for any Organization and Offering Expenses reimbursement received by the Advisor pursuant to this Section 9 to the extent that such reimbursement of expenses associated with the Offering exceeds 3.0% of the Gross Proceeds. The Advisor shall be responsible for the payment of all such Organization and Offering Expenses in excess of 3.0% of the Gross Proceeds;

ii. subject to Section 8(a), all Acquisition Expenses incurred in connection with the investigation, selection and acquisition of a Real Estate Asset in an amount equal to up to 0.5% of (A) for any Real Estate Asset acquired by the Fund directly or indirectly other than a Real Estate Related Investment, the Contract Purchase Price of the underlying property, and (B) for any Real Estate Related Investment acquired by the Fund directly or indirectly, the Appraised Value of the underlying property, in the case of this subsection (B), not to exceed 1.0% of the funds advanced by the Fund for the acquisition of the Real Estate Asset;

iii. the actual cost of goods and services used by the Fund and obtained from entities not affiliated with the Advisor, other than Acquisition Expenses, including, but not limited to, fees of appraisers, consulting fees, accounting fees, legal fees, brokerage fees and underwriting fees paid in connection with the purchase and sale of securities, fees paid to escrow agents, transfer agents, corporate fiduciaries and custodians, collection agent fees, depositary fees, loan fees, mortgagor fees and other banking fees, insurance premiums and fees to builders, developers, contractors, property managers and leasing agents;

iv. interest and other costs for the Fund’s indebtedness, including discounts, loan fees, points and other similar fees;

v. taxes and assessments on income or property of the Fund and taxes as an expense of doing business;

vi. costs associated with insurance required in connection with the business of the Fund (including directors’ and officers’ liability insurance);

vii. expenses of managing and operating Real Estate Assets owned by the Fund, whether or not payable to an Affiliate of the Fund or the Advisor, including the costs of maintaining, repairing and improving any property;

viii. expenses associated with the disposition of Real Estate Assets, including, subject to Section 8(c), real estate commissions;

ix. all expenses in connection with payments to the Directors and meetings of the Board and the Stockholders;

x. expenses associated with Listing or with the issuance and distribution of Shares and Securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, Listing and registration fees;

xi. expenses connected with payments of Dividends in cash or otherwise made or caused to be made by the Company to the Stockholders;

xii. expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

xiii. administrative service, accounting, finance, internal audit or investor relations expenses (including personnel costs for the provision of all services under this Agreement; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives a separate fee);

xiv. audit, accounting and legal fees relating to the operations of the Fund; and

xv. all other costs and expenses in any way relating to the operation of the Fund or the Fund’s business (other than any fees payable to the Advisor or its Affiliates by the Fund).

b. Subject to Section 10 hereof, expenses incurred by the Advisor or its Affiliates on behalf of the Fund and payable pursuant to this Section 9 shall be reimbursed to the Advisor or such Affiliates no less than quarterly by the Fund within 60 days after the end of each quarter. The Advisor shall prepare a statement documenting the expenses of the Fund during each quarter, and shall deliver such statement to the Fund within 45 days after the end of each quarter. The Advisor may elect, in its sole discretion, to defer (without interest) any reimbursement of expenses payable pursuant to this Section 9 for any quarter by providing written notice of such deferral to the Fund.

10. Operating Expenses. The Fund shall not reimburse the Advisor for Operating Expenses that in the fiscal year then ended exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Rule”) for such year. Within 60 days after the end of each fiscal quarter, the Advisor will reimburse the Fund for any amounts by which the Operating Expenses exceeded the 2%/25% Rule for the 12 months then ended, unless a majority of the Independent Directors determine, based on such unusual and non-recurring factors which they deem sufficient, that such excess was justified. Any such determination by the Independent Directors and the reasons supporting such determination shall be reflected in the minutes of the meetings of the Board of Directors. Within 60 days after the end of any fiscal quarter of the Fund for which Operating Expenses (for the 12 months just ended) exceed the 2%/25% Rule, the Advisor shall send a written disclosure of such fact to the Stockholders, together with an explanation of the factors the Independent Directors considered in arriving at the conclusion that such higher Operating Expenses were justified, if applicable.

11. Other Services. Should the Fund request that the Advisor or any director, officer or employee thereof render services for the Fund other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are approved by the Independent Directors, subject to the limitations contained in the Articles, and shall not be deemed to be services pursuant to the terms of this Agreement.

12. Other Activities of the Advisor. Nothing in this Agreement shall prevent the Advisor and its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. The Advisor, however, will devote sufficient resources to the management of the Fund to discharge its duties under Section 3 hereof. This Agreement shall not limit or restrict the right of any director, officer, manager, member or employee of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Fund is a participant, also render advice and service to each and every other participant therein. If the Sponsor, the Advisor, or any Director, or Affiliates thereof, have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Fund, it shall be the duty of the Board (including the Independent Directors) to adopt the method set forth in the Company’s registration statement on Form S-11 filed with the Securities and Exchange Commission or another reasonable method by which investments are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Fund.

13. Relationship of the Advisor and the Fund. Nothing in this Agreement shall be construed to make the Fund and the Advisor partners or joint venturers or impose any liability as such on either of them.

14. Term; Termination of Agreement.

a. Unless terminated in accordance with Section 14(b) hereof, this Agreement shall continue in force until the first anniversary of the date hereof. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon the mutual agreement of the parties. Prior to the Company agreeing to renew this Agreement for any additional one-year term, the Board shall evaluate the performance of the Advisor in accordance with Section 9.1 of the Articles. Each such renewal shall be for a term of no more than one year. The failure of the parties to renew this agreement prior to the expiration of its term shall constitute a termination of this Agreement.

b. This Agreement will automatically terminate upon Listing. This agreement also may be terminated:

i. for any reason by the Company or the Advisor, upon 60 days written notice to the other party; provided that, if termination is by the Company, then such termination must be approved by a majority of the Independent Directors;

ii. by the Company or the Operating Partnership at any time for Cause; or

iii. by the Advisor at any time for Good Reason.

c. Upon termination, the Fund shall promptly pay to the Advisor any fees then due and payable and any reimbursable expenses incurred as of the Termination Date. Notwithstanding the termination of this Agreement, Sections 8, 9, 10 and 11 shall continue in full force and effect until all amounts payable thereunder to the Advisor are paid in full.

d. The Advisor shall promptly upon termination:

iv. pay over to the Fund all money collected and held for the account of the Fund pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

v. deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by the

Advisor, covering the period following the date of the last accounting furnished to the Board;

vi. deliver to the Fund all assets, including all Real Estate Assets, and documents of the Fund then in the custody of the Advisor; and

vii. cooperate with the Fund to provide an orderly management transition.

15. Indemnification by the Company.

a. Subject to the limitations of Section 15.a.i and ii, the Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, manager, stockholders, partners, members and employees (the “Indemnitees”), to the fullest extent permitted by the laws of the State of Maryland and subject to the limitations of Section II.G. of the North American Securities Administrators, Inc. Statement of Policy Regarding Real Estate Investment Trusts (the “NASAA Guidelines”) in effect from time to time from all liability, claims, damages or losses arising in the performance of their duties hereunder (collectively, “Claims”), and related expenses, including reasonable attorneys’ fees; provided, however, that in no event shall this sentence enlarge the indemnification permitted below under Section 15.a.i and ii consistent with the NASAA Guidelines. Notwithstanding anything to the contrary in this Section 15, an Indemnitee shall not be entitled to indemnification or be held harmless pursuant to this Section 15 for any activity which the Indemnitee shall be required to indemnify or hold harmless the Company pursuant to Section 16 and:

i. The Company will not indemnify any Indemnitee unless:

A. The Indemnitee has determined in good faith that the course of conduct which caused the loss, liability or expenses was in the best interests of the Company;

B. The Indemnitee was acting on behalf of the Company or performing services for the Company;

C. Such liability or loss was not the result of:

1. In the case of any Indemnitee other than an Independent Director, negligence or misconduct by the Indemnitee, or

2. In the case that the Indemnitee is an Independent Director, negligence or willful misconduct by the Indemnitee; and

D. any indemnification or agreement to hold harmless may be paid only out of the Net Assets of the Company and no portion may be recoverable from the Stockholders;

ii. notwithstanding anything to the contrary in Section 15.b.i, the Company will not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless:

A. there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee;

B. such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or

C. a court of competent jurisdiction approves a settlement of the claims against the particular Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission and the published position of any state securities regulatory authority in which securities of the company were offered or sold as to indemnification for securities law violations.

b. Advancement of Expenses. The Company shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of any and all Claims only if all of the following conditions are satisfied: (a) the Claim relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (b) either (i) the Claim was initiated by a third party who is not a Stockholder, or (ii) if the Claim was initiated by a Stockholder, the initiating Stockholder was acting in his or her capacity as such and the advancement was approved by a court of competent jurisdiction, and (c) the Indemnitee provides the Company with a written undertaking to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

16. Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

17. Voting of Shares and Partnership Units. The Advisor shall not vote any Shares or Partnership Units (as defined in the OP Partnership Agreement) it now owns, or hereafter acquires, in any vote of the Stockholders for the election of Directors or in any vote of the Stockholders or the Limited Partners (as defined in the OP Partnership Agreement) regarding the approval or termination of any contract with the Advisor or any of its Affiliates, including this Agreement.

18. Notices. Any notice required or permitted to be given or made to a party under this Agreement shall be in writing and shall be deemed given or made when delivered if delivered in person, sent by first class United States mail, by overnight delivery or via facsimile to such party at the address of such party set forth below or such other address of which such party shall notify the other parties in writing. Notwithstanding the foregoing, a party may elect to deliver any such notice by E-mail, or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

To the Company, the Operating Partnership, or the Board:	Paladin Realty Income Properties, Inc.
10880 Wilshire Blvd. Suite 1400 Los Angeles, CA 90024

To the Advisor:	Paladin Realty Advisors, LLC 10880 Wilshire Blvd. Suite 1400 Los Angeles, CA 90024

19. Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate of the Advisor only with the approval of a majority of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, respectively, in which case such successor shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.

20. Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by each of the parties hereto, or their respective successors or assigns.

21. Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22. Construction. The provisions of this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California without regard to the principles of conflicts of laws thereof.

23. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

24. Waivers. Neither the failure nor any delay on the part of a party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

25. Number and Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

26. Headings. The headings contained in this Agreement are for convenience only, do not form a part of this Agreement and are not to be used in the construction or interpretation hereof.

27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

28. Name. Paladin Realty Partners, LLC, an Affiliate of the Advisor, has a proprietary interest in the name “Paladin.” Accordingly, and in recognition of this right, if at any time the Fund ceases to retain the Advisor or one of its Affiliates to perform the services of the Advisor under this Agreement, the Fund will cease to conduct business under or use the name “Paladin” or any variation or diminutive thereof and each of the Company and the Operating Partnership shall use its best efforts to change their respective names (and the names of any of their subsidiaries) to a name that does not contain the name “Paladin” or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between the Fund and the Advisor or any Affiliate thereof. Consistent with the foregoing, the parties acknowledge and agree that the Advisor or one or more of its Affiliates has organized or sponsored, and intends to continue to organize and sponsor, other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “Paladin” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or the Operating Partnership.

IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

PALADIN REALTY INCOME PROPERTIES, INC.

By:
Name:
Title:

PALADIN REALTY INCOME PROPERTIES, L.P.

By:	Paladin Realty Income Properties, Inc., its general partner

By:
Name:
Title:

PALADIN REALTY ADVISORS, LLC

By:
Name:
Title: